Exhibit 10.4

ROYALTY AGREEMENT

This Royalty Agreement (this “Agreement”) is entered into as of July 10, 2007 (the “Effective Date”), by and between Perfect Circle Projectiles, LLC, an Illinois limited liability company (“Seller”), and PCP Acquisition, Inc., a Colorado corporation (“Buyer”). Each of Seller and Buyer shall be referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to Section 7.1(e) of the Asset Purchase Agreement dated as of the Effective Date by and among Seller, Gary E. Gibson, Buyer and Security With Advanced Technology, Inc. (the “Purchase Agreement”), Buyer and Seller agreed to enter into this Agreement as a condition to the closing of the transactions contemplated by the Purchase Agreement;

WHEREAS, pursuant to the terms and conditions contained herein, Buyer agrees to pay royalties to Seller for all Spherical Projectile (as defined in the Purchase Agreement) rounds of Products (as defined in the Purchase Agreement) that contain an irritant or other inhibiting substance (“Live Rounds”) and all other Spherical Projectile rounds (“Inert Rounds”) of Products acquired by Buyer pursuant to the Purchase Agreement and produced during the Term (as defined below); and

WHEREAS, unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Terms of Royalty.

(a)          Subject to Section 2 below and the limitations set forth in Section 6.10 of the Purchase Agreement, Buyer shall pay to Seller (i) $0.12 per Live Round and (ii) $0.06 per Inert Round of Products produced by Buyer during the Term (the “Royalty”). The Royalty shall be payable quarterly within 45 days after the end of each calendar quarter (or portion thereof) during the Term for the period commencing on the Effective Date and ending on the sixth anniversary of the Effective Date (the “Term”).

(b)          With each Royalty payment, Buyer shall deliver to Seller a written certificate of a qualified officer of Buyer certifying the number of Live Rounds and Inert Rounds of Products produced by Buyer during the immediately preceding quarter.

2.	Minimum Annual Royalty Payments.

(a)          Notwithstanding Section 1, Buyer shall pay an annual minimum Royalty (the “Annual Minimum Royalty”) to Seller during the Term as follows: (a) the Annual Minimum

Royalty for the first year during the Term shall be $105,000; (b) the Annual Minimum Royalty for the second year during the Term shall be $157,000; and (c) Annual Minimum Royalty for the third, fourth, fifth and sixth years during the Term shall be $210,000; for a cumulative amount of total Annual Minimum Royalty of $1,102,000. If in any year during the Term the aggregate amount of the Royalty payments made during such year is less than the applicable Annual Minimum Royalty for such year (a “Shortfall”), then Buyer shall make an additional payment to Seller in the amount of the Shortfall together with the fourth quarter Royalty payment for such year.

(b)          Buyer shall have the right to pre-pay any or all of the Annual Minimum Royalty without premium or penalty.

3.            Security Interest. Buyer hereby grants to Seller a first priority security interest in all of the Product Rights and Patents as defined in the Purchase Agreement (the “Assets”) to secure Buyer’s payment of the Annual Minimum Royalties. Seller is authorized to file financing statements, amendments, termination statements, continuation statements and any other filing it may deem reasonably necessary in connection with its security interest in the Assets without Buyer’s signature. The security interest shall automatically terminate upon the payment in full of all Annual Minimum Royalties. Upon any such termination of the security interest, (i) all security interests arising under this Agreement shall automatically be released, discharged and terminated and (ii) Seller will promptly execute and deliver such UCC termination statements and other documentation and instruments (all in form and substance reasonably acceptable to Buyer and all without any representation, warranty or recourse of any kind whatsoever) as may be reasonably requested and provided to Seller to effect such release and termination.

4.            Audit Rights. Seller may, upon reasonable notice to Buyer, during Buyer’s business hours, but in no event more than once each calendar year during the Term, inspect or have audited Buyer’s books and records in order to confirm the calculation of the Royalty due hereunder. Upon request of Buyer, Seller shall provide to Buyer a copy of any written report generated as a result of such audit or inspection. The costs and expenses of such inspection or audit shall be borne exclusively by Seller; provided, however, that if any such inspection or audit reveals that Buyer has underpaid any Royalty due hereunder by more than 5%, Buyer shall reimburse Seller within 30 days after receipt of a copy of the inspection or audit report for all out-of-pocket costs and expenses incurred by Seller for such inspection or audit. If an underpayment of the Royalty is determined by any such inspection or audit and Buyer does not dispute such finding (in which case the dispute shall be handled pursuant to Section 10 of this Agreement), then Buyer shall pay to Seller within 30 days after receipt of a copy of the inspection or audit report the amount of any such underpayment plus interest on such amount in accordance with Section 18 below. If an overpayment of the Royalty for any quarterly period is determined by any such inspection or audit and Seller does not dispute such finding (in which case the dispute shall be handled pursuant to Section 10 of this Agreement), then Seller shall pay (or credit to Buyer towards the next Annual Minimum Royalty, if any) within 30 days thereafter the amount of such overpayment.

5.            Termination. Buyer may, upon ten (10) days’ written notice to Seller, terminate this Agreement in the event of Seller’s breach of Section 5.16 of the Purchase Agreement.

6.            Notice. Any and all payments, notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (a) hand delivered, (b) sent by a nationally recognized overnight courier for next business day delivery or (c) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

If to Seller:

Perfect Circle Projectiles, LLC

28101 Ballard Drive, Unit C

Lake Forest, IL 60045

Attention: Gary Gibson

Fax No.: (847) 367-8980

with a copy to:

Shadle & Associates, Ltd.

1019 W. Wise Road, Suite 200

Schaumburg, IL 60193

Attention: Ronald E. Shadle

Fax No.: (847) 891-3176

If to Buyer:

PCP Acquisition, Inc.

10855 Dover Street, Suite 1100

Westminster, CO 80021

Attention: Scott Sutton

Fax No.: (303) 439-0414

with a copy to:

Brownstein Hyatt Farber Schreck, P.C.

410 Seventeenth Street, 22nd Floor

Denver, CO 80202

Attention: Adam J. Agron

Fax No.: (303) 223-1111

or at such other address as any party may specify by notice given to the other party in accordance with this Section 5. The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

7.            Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

8.            Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.            Choice of Law. This Agreement shall be governed by, and construed in accordance with the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

10.          WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.          Arbitration. The parties will arbitrate any dispute arising under this Agreement pursuant to the terms of Section 9.12 of the Purchase Agreement.

12.          Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, administrators, successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party hereto; provided, however, that Buyer may assign this Agreement and its rights and obligations hereunder to any successor to Buyer’s Business (whether by sale, merger, operation of law or otherwise) following the Effective Date.

13.          Negotiated Agreement. The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

14.          Expenses. Each of Seller and Buyer shall bear all of its own expenses in connection with the execution and, delivery of this Agreement.

15.          Invalid Provisions. If any provision of this Agreement is ever held to be invalid or unenforceable, that provision will be severed from the rest of this Agreement, and all of the other provisions of this Agreement will remain in effect, but shall be amended by the Parties to the extent possible to result in this Agreement having the same relative economic benefits and detriments to the Parties as existed before the severance of the invalid or unenforceable provision.

16.          Entire Agreement. This Agreement and the Purchase Agreement contain the entire agreement of the Parties as to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. The Recitals set forth above are incorporated by reference and made a part of this Agreement.

17.          No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the Parties and their legal successors and permitted assigns, any rights, benefits or obligations.

18.         Past Due Payments. In the event that amounts due to Seller are not paid when due, then the unpaid balance shall accrue interest at the rate of 1% per month until paid, and Buyer on demand from Seller shall pay to Seller all costs incurred or paid by Seller in connection with this Agreement, including but not limited to attorney’s fees and costs for (i) enforcing or attempting to enforce any of Seller’s rights and remedies, and (ii) collecting the amounts due.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

PERFECT CIRCLE PROJECTILES, LLC

By:	/s/ Gary E. Gibson
Gary E. Gibson
Manager

BUYER:

PCP ACQUISITION, INC.

By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer